Exhibit 10.2

AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into as of October 10, 2007, by and between STAR SCIENTIFIC, INC., a Delaware corporation (the “Company”) and Park A. Dodd, III (“Employee”).

RECITALS

A. The Company is engaged in the research, development, manufacturing and commercialization of less toxic and potentially reduced-risk smokeless tobacco products, cessation products, and other allied consumer tobacco products.

B. Employee has been engaged as an employee to Star Scientific since May, 2007. The Company wishes to have the continued benefit of Employee’s professional skills and services as the Company’s Chief Financial Officer (“CFO”) and to provide Employee, in addition to his current salary, a Stock Option to purchase up to 250,000 shares of the Company’s Common Stock under its 2000 Equity Incentive Plan.

C. In his role as CFO, employee will have access to the Company’s most sensitive financial and commercial information and the Company wishes to take reasonable steps to protect this information.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows with respect to the issuance of a stock option to employee, the treatment of confidential information and Employee’s competition with the Company, if he cease to be an Employee.

1. Stock Option.

(i) Stock Option Grant. The parties acknowledge and agree that, as additional incentive, management will recommend and upon Board approval, the Company will grant to Executive a Stock Option (the “Option”) to purchase up to two-hundred and fifty thousand (250,000) shares of Common Stock of the Company at fair market value as of the date of grant, pursuant to the Company’s standard form of stock option agreement under its 2000 Stock Option Plan (the “Plan”).

(ii) Vesting. The Option shall vest and become exercisable on the following schedule.

Number of Shares	Date Vested
90,000	October 10, 2007
80,000	October 10, 2008
80,000	October 10, 2009

(iii) Other Option Terms. All other terms of the Option shall be determined in accordance with the Plan and the Company’s standard Stock Option Agreement.

2. Restriction on Competition.

(a) Covenant Not to Compete. The parties acknowledge that the Company is placing Employee in a position of great trust, responsibility, and as a result, that Employee will be exposed to the Company’s most sensitive commercial and proprietary information. The parties also recognize and acknowledge that by virtue of his position, Employee will come to be identified closely with the Company in the business and industries in which the Company operates. Employee further acknowledges that the Company’s interests in protecting its confidential information and its relationships are both significant and difficult to quantify economically. Therefore, Employee agrees that for a period of twelve (12) months from the termination of his employment, Employee shall not, without the prior written consent of the Company, either directly or indirectly, for himself or on behalf of or in conjunction with any other Person (i) own, manage, operate, control, be employed by, participate in, render services to, or be associated in any manner with the ownership, management, operation or control of, any business similar to the type of business conducted by the Company or any of its Affiliates within any of the geographic territories in which the Company or any of its Affiliates conducts business, (ii) solicit business of the same or similar type being carried on by the Company or any of its Affiliates from any Person or entity known by Employee to be a customer of the Company or any of its Affiliates, whether or not Employee had personal contact with such Person or entity during and by reason of Employee’s employment with the Company, or (iii) solicit any employee or contractor of the Company to terminate that relationship or endeavor or attempt in any way to interfere with or induce a breach of any contractual relationship that the Company or any of its Affiliates may have with any employee, customer, contractor, supplier, representative or distributor.

(b) No Breach for Activities Deemed Not Competitive. It is further agreed that, in the event that Employee shall cease to be employed by the Company and enter into a business or pursue other activities that, at such time, are not in competition with the Company or any of its Affiliates, Employee shall not be chargeable with a violation of this Section if the Company subsequently enters the same (or a similar) competitive business or activity.

(c) Fair and Reasonable. Employee has carefully read and considered the provisions of this Section and, having done so, agrees that the restrictive covenants in this Section impose a fair and reasonable restraint on Employee, are reasonably required to protect the interests of the Company, its Affiliates and their respective officers, directors, employees and stockholders and that the provisions would not unduly restrict his ability to make an adequate living following the termination of his employment with the Company. It is further agreed that the Company and Employee intend that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company throughout the term of these covenants.

3. Confidential Information.

(a) Confidential Information. Employee hereby agrees to hold in strict confidence and not to disclose to any third party any of the confidential and proprietary business, financial, technical, economic, sales and/or other types of proprietary business information relating to the Company or any of its Affiliates (including all trade secrets) in whatever form, whether oral, written, or electronic (collectively, the “Confidential Information”), to which Employee has, or is given (or has had or been given), access during the course of his employment with the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales or other valuable aspects of the business and trade of the Company or its Affiliates, including without limitation, technologies, products, processes, plans, clients, personnel, operations and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Employee, (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed, or (c) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; provided, however, that in the case of clause (b) or (c), Employee shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

(b) Return of Company Property. In the event of termination of Employee’s employment with the Company for whatever reason or no reason, (a) Employee agrees not to copy, make known, disclose or use, any of the Confidential Information without the Company’s prior written consent, and (b) Employee or Employee’s personal representative shall return to the Company (i) all Confidential

Information, (ii) all other records, designs, patents, patent applications, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials and other data or property delivered to or compiled by Employee by or on behalf of the Company or its respective representatives, vendors or customers that pertain to the business of the Company or any of its Affiliates, whether in paper, electronic or other form, and (iii) all keys, credit cards, vehicles and other property of the Company. Employee shall not retain or cause to be retained any copies of the foregoing. Employee hereby agrees that all of the foregoing shall be and remain the property of the Company and the applicable Affiliates and be subject at all times to their discretion and control.

4. Representation. Employee acknowledges that he (a) has reviewed this Agreement in its entirety, and/or (b) has had an opportunity to obtain the advice of separate legal counsel prior to executing this Agreement, and (c) fully understands all provisions of this Agreement.

5. Governing Law and Governing Venue. Any or all disputes, disagreements, or litigation relating to or under terms of this Agreement, shall be litigated in the Commonwealth of Virginia. In order to effectuate this provision, the parties expressly consent to personal jurisdiction in Virginia and to a Virginia venue. This Agreement shall in all respects be construed according to the substantive laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY	EMPLOYEE:

STAR SCIENTIFIC, INC.

By
(Signature)	(Signature)

Paul L. Perito, Chairman, President and Chief Operating Officer	Park A. Dodd, III
7475 Wisconsin Avenue	1 Foxmere
Suite 850	Richmond, VA 23238
Bethesda, Maryland 20814